Exhibit 99.1

UPD HOLDING CORP. ANNOUNCES RE-ENTRY INTO BEVERAGE BUSINESS,
APPOINTMENT OF NEW DIRECTOR, AND CANCELLATION OF CERTAIN DEBT

January 6, 2022 - Reno, NV – UPD Holding Corp. (OTC:UPDC) (the “Company” or “UPDC”), a publicly traded holding company in the health and wellness industry, is pleased to announce that it is re-entering the beverage business with a focus on specialty waters and functional beverages.

The Company’s wholly owned subsidiary, United Product Development Corp., a Nevada corporation (“United Product”), entered into an agreement on December 30, 2022 for the acquisition of several complete equipment operating lines for various bottle and can formats, including printed- and sleeve-labeled standard and slimline 12 fl. oz. cans, shrink-labeled 2 fl. oz. shot bottles, and adhesive-labeled 2 fl. oz. tincture bottles. Within these packaging formats, United Product is able to meet cold, hot, pasteurized, pH-adjusted, colored, flavored, carbonated, and other beverage-enhanced fill demands.

The purchase price paid by United Product is $3,750,000, consisting of: (a) $1,250,000 of the Company’s common stock shares, valued at a fixed price per share of $0.025 ; and (b) a $2,500,000 secured promissory note payable to the seller over two years in annual installments.

“This Company has a long history of being in the beverage industry from time to time, and we believe current demand and functional ingredient innovation make this a prudent time to re-enter the consumer beverage market,” said Mark Conte, the Company’s CEO.

Along with the acquisition, the Company is pleased to announce that William “Bill” Nicholson, has been named to the Company’s Board of Directors to provide valuable strategic guidance to the Company’s management team.

Bill Nicholson’s wide-ranging experience includes serving as Appointments Secretary to President Gerald R. Ford; providing key leadership to the Amway Corporation where, as COO, he oversaw revenue growth from under $1 billion to over $6 billion; and serving on the boards of UCLA’s Center on Middle Eastern Development, M.D. Anderson Cancer Center, and Grand Valley State University. Bill Nicholson also has served as an advisor to the Van Andel Institute for many years.

Bill Nicholson filled the director vacancy created by the resignation of Patrick Ogle on December 31, 2021.

The Company also is pleased to announce that it has named Jeff Guest as the President of United Product to lead the new beverage operations. Jeff Guest brings over a decade of experience in top executive leadership roles in the health care and health products industries, including recreational and functional beverages and total business lifecycle participation from start-up to generating multi-million dollar revenues and profitability.

CEO Mark Conte added: “Bill Nicholson is a powerhouse who brings decades of successful experience and unenumerable business and financing opportunities to the companies he advises. We are lucky to have him on the Company’s Board of Directors and also to be joined by Jeff Guest who brings the right operational experience and leadership to us at the right time.”

Subsequent to the acquisition of the beverage assets by United Product, the Company disposed of the entirety of its majority interest in VHB Kentucky, Inc., a Nevada corporation, in exchange for the cancellation of in excess of $400,000 of debt and ongoing negative cash flow obligations at its location in Frankfort, Kentucky.

About UPD Holding Corp.

UPD Holding Corp. is a publicly traded holding company in the health and wellness industry that conducts business through its primary operating subsidiaries, United Product Development Corp. and Vital Behavioral Health Inc.

Mark Conte, CEO & Director

(775) 829-7999

Notice About Forward-Looking Statements

This news release may contain "forward-looking statements", as that term is defined in Section 27A of the United States Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Statements in this press release that are not purely historical are forward-looking statements and include any statements regarding beliefs, plans, expectations or intentions regarding the future, including but not limited to, the accomplishment of any of our plans listed for any acquisitions, production, marketing, products or product sales, and the timeliness within which such items may be accomplished, as referred to in this news release.

Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, the inherent uncertainties associated with acquisitions, product development and sale. These forward-looking statements are made as of the date of this news release, and we assume no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements. Although we believe that the beliefs, plans, expectations, and intentions contained in this press release are reasonable, there can be no assurance that such beliefs, plans, expectations, or intentions will prove to be accurate. Investors should consult all of the information set forth herein and that which is made publicly available by us from time to time. No information in his press release should be construed in any way as an indication of the Company’s future revenues, financial condition, or stock price.